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                                                                   EXHIBIT 10.51

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                          MAUMEE DIALYSIS SERVICES, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

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DECEMBER 1, 2001
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                          MAUMEE DIALYSIS SERVICES, LLC
                       LIMITED LIABILITY COMPANY AGREEMENT

DECEMBER 1, 2001

PURCHASERS OF UNITS IN THREE RIVERS DIALYSIS SERVICES, LLC WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE UNITS HAVE NOT BEEN REGISTERED (I) UNDER ANY STATE SECURITIES LAW (THE "STATE ACT"), OR (II) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), AND NEITHER THE UNITS NOR ANY PART THEREOF MAY BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED, EXCEPT (I) IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF
ARTICLE 5 OF THIS AGREEMENT, WHICH RESTRICT THE TRANSFER OF UNITS AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER EACH APPLICABLE STATE ACT AND THE FEDERAL ACT, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER EACH APPLICABLE STATE ACT AND THE FEDERAL ACT.

THE INTERESTS, IF CONSTITUTING SECURITIES UNDER APPLICABLE LAW, HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (6) OF CODE SECTION 7309 OF THE DELAWARE SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.
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                          MAUMEE DIALYSIS SERVICES, LLC
                       LIMITED LIABILITY COMPANY AGREEMENT

     THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of Maumee Dialysis Services, LLC (the "Company"), effective the 1st day of December, 2001, is made and entered into by the Members of the Company.

                                   BACKGROUND

     Maumee Dialysis Services, LLC (the "Company") is hereby formed as a limited liability company under the Delaware Act. Indiana Dialysis Management, P.C., an Indiana professional corporation ("IDM"), and RCG Indiana LLC ("RCG") have agreed to contribute cash to the capital of the company and purchase Units representing membership interests in the Company. RCG and IDM desire to enter into this Agreement to govern the operations of the Company. RCG (and any affiliate of RCG to which RCG transfers Units in accordance with this Agreement) and IDM are sometimes referred to herein collectively as the "Initial Members."

     Capitalized terms not defined in the text hereof have the meanings provided in Article 9 of this Agreement.

                                 THE AGREEMENT:

     NOW, THEREFORE, the Members hereby agree as follows:

1.   THE COMPANY

     1.1 FORMATION.

          1.1.1 Formation; Statutory Compliance. The Company constitutes a limited liability company formed pursuant to and governed by the Delaware Act and other applicable laws of the State of Delaware. The Managers shall, when required, file such amendments to or restatements of the Certificate, and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by the Company, and to preserve the character of the Company as a limited liability company.

          1.1.2 Investment Representations. Each Member represents and warrants to the other Members and the Company as to the following:

               (a) The Member acknowledges that the Company will not register the issuance of the Units under the federal Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws (the "State Acts") in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon
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these exemptions, in part, because of the Member's representations, warranties, and agreements contained in this Agreement.

               (b) Except as otherwise expressly provided in this Agreement, each Member is acquiring its Units for its own purpose, with the intention of holding the Units for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Units; and it will not make any sale, transfer, or other disposition of the Units without registration under the 1933 Act and the State Acts, unless an exemption from registration is available under the 1933 Act and the State Acts. The Member is an "accredited investor" for purposes of the 1933 Act.

               (c) The Member is familiar with the business in which the Company will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company's affairs, it has asked these questions and received satisfactory answers.

               (d) The investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Units for an indefinite period or to afford a complete loss of this investment.

     1.2 NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

     The business of the Company is conducted under the name of "Maumee Dialysis Services, LLC" or such other name as the Managers shall hereafter designate by written notice to Members. The principal office and place of business of the Company is 10585 N. Meridian Street, Suite 160, Indianapolis, Indiana 46290. The registered agent for service of process at the registered office of the Company is The Corporation Trust Company. The registered office of the Company is located at 1209 Orange Street, Wilmington, Delaware.

     1.3 PURPOSE.

     The purpose of the Company is to:

               (a) engage in any lawful business in which corporations for profit, professional corporations, limited liability companies, limited partnerships or general partnerships formed in Delaware may engage, including, without limitation, the operation of


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renal dialysis programs (with outpatient hemodialysis, self-care dialysis, home dialysis training; perionetal dialysis and home hemodialysis services;

               (b) exercise all powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Delaware Act; and

               (c) engage in all activities necessary, customary, convenient or incident to such purpose.

     1.4 DISSOLUTION.

          1.4.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the earlier of the following to occur:

               (a) at any time when there are no Members;

               (b) the agreement of the Initial Members (or a Majority in Interest if either Initial Member ceases to be a Member) to dissolve the Company; or

               (c) when required by law.

          1.4.2 Liquidation of Property and Application of Proceeds.

               Upon the dissolution of the Company, the Managers will wind up the Company's affairs in accordance with the Delaware Act, and will be authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

               (a) prosecuting and defending suits, whether civil, criminal, or administrative;

               (b) settling and closing the Company's business, causing the Accountants to prepare a final financial statement, and making adjustments among Members with respect to distributions under Article 4 based upon such financial statement;

               (c) liquidating and reducing to cash the Property as promptly as is consistent with obtaining its fair value;

               (d) discharging or making reasonable provision for the Company's liabilities; and

               (e) distributing the proceeds of liquidation and any undisposed Property to the Members in accordance with their Capital Account Balances to the extent of such Capital Account Balances, then pro rata based on their ownership of Units.


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     1.5 BOOKS, RECORDS AND TAX AND ACCOUNTING MATTERS.

          1.5.1 Availability. At all times during the existence of the Company, the Managers must keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company's business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement, any amendments to it, and a record of ownership by the Members of Units, must at all times be maintained at the principal place of business of the Company. Any Member or such Member's duly authorized representative, subject to legal and ethical restrictions relating to patient privacy and to reasonable standards established by the Managers governing what information and documents are to be furnished at what time and location and at whose expense, has the right at any time, for any purpose reasonably related to such Member's Units, to inspect and copy from such books and documents during normal business hours.

          1.5.2 Tax and Accounting Decisions. All decisions as to tax and accounting matters, except as this Agreement specifically provides otherwise, are made by the Managers, including the election to amortize organizational expenses over 60 months under Code Section 709, the method of accounting (cash or accrual) and whether to make any elections under Code Section 754. All such decisions shall be in accordance either with generally accepted accounting principles or with a comprehensive method of accounting used for tax purposes. The Managers may rely upon the advice of the Accountants as to whether such decisions are in accordance with such methods.

          1.5.3 Reports.

               (a) Within 45 days after the end of each of the first three quarters of each fiscal year, the Managers shall cause to be delivered to each Member, a balance sheet as of the end of such fiscal quarter, and a statement of profits and losses and a statement of cash flows for such fiscal quarter.

               (b) Within 120days after the end of each fiscal year, the Managers shall cause to be delivered to each Member a balance sheet as of the end of such fiscal year, and a statement of profits and losses and a statement of cash flows for such fiscal year.

               (c) All reports required to be delivered by the Company to the Members shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except that such reports (i) may exclude notes required under GAAP and (ii) will be subject to normal year-end adjustments. In addition, all reports delivered by the Company under this Section 1.5.3 shall include a comparison of the Company's actual financial performance against the budget for such period as was approved by the Managers.

          1.5.4 Tax Returns. The Managers shall cause to be prepared all federal, state, municipal and other tax returns that the Company is required to file, and file with the appropriate taxing authorities all returns required to be filed by the Company in a manner


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required for the Company to be in compliance with any law governing the timely filing of such returns.

          1.5.5 Taxable and Fiscal Year. The Company's taxable and fiscal years are the calendar year.

          1.5.6 Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received shall be deposited to such accounts, all expenses of the Company shall be paid from such accounts, and no funds not belonging to the Company shall be deposited to such accounts. All amounts so deposited shall be received, held and disbursed by a Person or Persons designated by the Managers only for the purposes authorized by this Agreement.

     1.6 AMENDMENT OF CERTIFICATE.

     The Certificate may be amended only with the consent of all of the Initial Members who are Members at the time of such proposed amendment.

2.   MEMBERS

     2.1 RIGHTS AND OBLIGATIONS OF MEMBERS.

          2.1.1 Units. A Member's interest in the Company shall be represented by Units or fractions thereof held by the Member. Units will be uncertificated unless the Company determines that certificates are necessary. Any certificates of Units shall be signed by the President and Secretary, or by any two Managers, and shall bear the Member's name and the number of Units held, except that the number of Units may be expressed by reference to the number of Units standing in a Member's name on the Company's books and records. Interest in voting, Profits, Losses and distributions shall be determined by Units, except as otherwise specifically provided in this Agreement.

          2.1.2 Limitation on Members' Liabilities. Each Member's liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law.

          2.1.3 Priority and Return of Capital. Except as otherwise specifically set forth in this Agreement, no Member or Economic Interest Owner shall have the right to demand or receive property; nor shall such Member or Economic Interest Owner have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to any distributions pursuant to
Article 4, except as otherwise specifically set forth herein.


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     2.2 MEETINGS.

          2.2.1 Meetings. Meetings of Members will be called by the Managers whenever the Managers deem necessary, or when requested in writing to do so by a Member or Members who collectively hold at least 20% of the then outstanding Units. Any such meetings shall be held at the principal place of business of the Company, or at such other location as determined by the Managers, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

          2.2.2 Quorum. Members holding a Majority in Interest, represented in person or by proxy, constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed 60days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

          2.2.3 Manner of Acting. If a quorum is present, the affirmative vote of a Majority in Interest is the act of the Members, except as expressly provided by this Agreement.

          2.2.4 Proxies. At all meetings of Members, a Member may vote in person or by proxy. A Member may appoint a proxy by executing a writing that authorizes another Person or Persons to vote or otherwise act on the Member's behalf. Such writing must be filed with the Managers before or at the time of the meeting. No appointment of proxy is valid after eleven months from the date of its execution, unless otherwise provided in the appointment writing.

          2.2.5 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is taken by Members who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Members entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section
2.2.5 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.

          2.2.6 Notice. The Managers must provide each Member with at least two days' prior notice of a meeting of the Members in accordance with Section 7.2.1. The notice


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must contain the date, time and place of such meeting. Unless otherwise required by the Delaware Act, the notice need not state the purpose or purposes of the meeting. Information as to how a Member can participate by telephone shall be provided by the Managers promptly upon request.

          2.2.7 Waiver of Notice. A Member may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records. A Member's attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

     2.3 CAPITAL CONTRIBUTIONS.

          2.3.1 The Members acknowledge and agree that their current intent is for the Company to develop, own and operate an outpatient kidney dialysis facility in Fort Wayne, Indiana. The Members agree that they will finance the development and initial working capital requirements for this facility through their initial capital contributions; provided, however, that the total aggregate amount of the initial capital contributions will not exceed the sum of maximum aggregate amount specified on Exhibit A. The initial capital contributions will be made in cash in the same percentages as the Members' respective percentage Membership interests in the Company. The Members will contribute capital up to the maximum amount specified on Exhibit A within 30 days after receiving notice from the Manager requiring such contributions. All requirements will be pro rata based on the Members' respective shares of the total capital to be contributed.

          2.3.2 Additional Contributions. Subject to the approval of the Initial Members (or a Majority in Interest if either Initial Member ceases to be a Member), the Managers of the Company may require each Member to make Capital Contributions to the Company in addition to the amounts contemplated by Section 2.3.1, in proportion to their respective ownership of Units, if the Managers determine that the Company needs additional capital. If a Member fails or is unable to meet a required capital call, the other Members may contribute their proportionate share of the defaulted contribution for the defaulting Member, the defaulting Member's interest will be diluted and the number of such Member's Units will be proportionately reduced on the Company's books and records in favor of such contributing Member or Members. A Member's share of the defaulted contribution is determined by dividing the Member's required additional Capital Contribution by the total required additional Capital Contributions of the Members willing to make such a contribution for the defaulting Member, and the Units of all such contributing Members are increased proportionately and the remaining Members' Units are reallocated to accurately reflect the aggregate capital contributed by each Member on the Company's books and records.


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          2.3.3 Other Matters.

               (a) Except as otherwise provided in this Agreement, no Member may demand or receive a return of Capital Contributions. No Member has the right to receive property other than cash, except as specifically provided in this Agreement. No Member is entitled to interest on any Capital Contribution.

               (b) The Managers have no personal liability for the repayment of any Capital Contribution of any Member.

          2.3.4 Negative Capital Accounts. No Member is obligated to restore a negative balance in such Member's Capital Account.

     2.4 LOANS.

          2.4.1 Loans to the Company. The Members may lend money to the Company as approved by Members holding Units representing 75% of the outstanding Membership Interests. Any loan made by a Member to the Company will be made on commercially reasonable terms at the time of the borrowing at such rates and on such terms consistent with fair market value and available from an independent third party. If a Member lends money to the Company pursuant to this Section 2.4.1, the amount of any such loan is not an increase in the Member's Capital Contribution or Units, nor does it entitle the Member to any increase in the share of distributions of the Company, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan shall be a debt due from the Company to the Member.

          2.4.2 Other Loans. If the Managers determine that funds are reasonably necessary for conducting the business of the Company, the Managers are authorized (but not obligated) to borrow the needed funds on the Company's behalf on commercially reasonable terms existing at the time of the borrowing, and all or any portion of the Company's assets may be pledged or conveyed as security for the indebtedness.

     2.5 OTHER AGREEMENTS AMONG MEMBERS AND THE COMPANY.

          2.5.1 Management Agreement. The Company has entered into a Management Agreement of even date, with DMN of Indiana Corporation ("DMN"), an affiliate of RCG (the "Management Agreement"), substantially in the form of attached Exhibit B, under which DMN will manage the day-to-day operations of the Company's business. Each Member hereby acknowledges and approves the terms of the Management Agreement, as it may be amended by the Company and DMN from time to time.

          2.5.2 Medical Director Agreement. IDM and Renal Care Group, Inc. ("Parent"), parent company of RCG are parties to a Medical Director Services Agreement dated February 12, 1996 under which IDM will provide medical director services to certain dialysis centers operated by directly or indirectly by Parent, including all centers owned and operated by the Company (the "Medical Director Agreement"). Each Member hereby


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acknowledges and approves the terms of the Medical Director Agreement, as it may be amended by Parent and IDM from time to time.

3.   MANAGEMENT

     3.1 THE MANAGERS.

          3.1.1 Management and Authority. The business and affairs of the Company shall be managed by its Managers. Except with respect to matters where the approval of the Members is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers.

          3.1.2 Number, Tenure and Qualifications. The Company shall have two Managers. The initial Managers designated by each of the Initial Members are set forth on Exhibit C. If either Initial Member ceases to be a Member, then a Majority in Interest shall elect the Managers. Managers serve at the pleasure of the respective Member who designated such Manager (or a Majority in Interest, if either Initial Member ceases to be a Member) and may be removed with or without cause by such respective Member (or a Majority in Interest, if either Initial Member ceases to be a Member). A Manager holds office until the Manager resigns, dies, becomes permanently disabled or is removed.

          3.1.3 Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given in accordance with Section 9.2.1 at least two days prior to the meeting. Each Manager has a vote equal to the percentage of then outstanding Units held by the Member who designated such Manager. The presence of Managers having the ability to cast at least a majority of the total votes that all of the Managers are entitled to cast constitutes a quorum for the transaction of business of the Managers, and the affirmative vote of the Managers having the ability to cast at least a majority of the total votes that all of the Managers are entitled to cast shall decide any matter arising in connection with the business and affairs of the Company, except as expressly provided otherwise by this Agreement.

          3.1.4 Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be


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delivered to the Company for inclusion in its records. A Manager's attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. A Manager may designate another Person to act as his or her proxy at any meeting of Managers by delivering a written proxy to the Company.

          3.1.5 Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by Managers who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section
3.1.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date.

          3.1.6 Duties and Obligations of Managers and Tax Matters Person.

               (a) The Managers must take all actions necessary or appropriate
(i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes.

               (b) The Managers must devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Managers are not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers. The Managers will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture.

               (c) The Tax Matters Person may enter into and execute on behalf of all Members an agreement with the Internal Revenue Service extending the statute of limitations for making an assessment of federal income taxes or the time periods relating to submitting administrative adjustment requests for the Company. The Tax Matters Person may not enter into any agreement with the Internal Revenue Service which affects the amount, deductibility or credit of any Company item without the prior written consent of the Initial Members. In the event of an audit of the Company's federal income tax return, the Tax Matters Person will provide all Members with the information required by law relating to the administrative or judicial proceedings for the adjustment of Company items. The Tax Matters Person is entitled to reimbursement by the Company for all expenses reasonably incurred by him in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items.


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          3.1.7 Restrictions on Authority of Managers. Without the consent of the Members holding Units representing 75% of the outstanding Membership Interests in the Company (or Managers representing Members holding such an amount of Membership Interests), the Managers have no authority to:

                    (i) do any act in contravention of this Agreement;

                    (ii) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

                    (iii) possess Property, or assign rights in specific Property, for other than a Company purpose;

                    (iv) knowingly perform any act that would subject any Member to liability for the obligations of the Company in any jurisdiction;

                    (v) file a voluntary petition or otherwise initiate proceedings (x) to have the Company adjudicated insolvent or, (y) seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company's debt or take any action in furtherance of any proscribed action;

                    (vi) require additional Capital Contributions, except as specifically contemplated by Section 2.3 of this Agreement;

                    (vii) sell all or substantially all of the Property;

                    (viii) amend this Agreement or the Certificate, if such amendment would materially and adversely affect the rights, preferences or privileges of the interests of an Initial Member, including an amendment, the effect of which would be to cause the Company to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes;

                    (ix) dissolve or terminate the Company;

                    (x) merge the Company into another entity, if the Company is not the surviving entity, or if the holders of Units immediately prior to the merger hold less than fifty percent of the equity interests in the surviving entity immediately after the merger;

                    (xi) amend the Management Agreement;


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                    (xii) cause a fundamental change in the nature of the
Company's business, unless such change is required by applicable law;

                    (xiii) do any other matters expressly set forth in this Agreement as requiring the consent, vote or approval of all of the Initial Members;

                    (xiv) approve loans by Members to the Company;

                    (xv) approve the borrowing of funds in excess of $200,000.00 on the Company's behalf and approve the pledging of assets of the Company as security for indebtedness;

                    (xvi) create any new class of membership or other interest in the Company;

                    (xvii) admit a Member to the Company; or

                    (xviii) approve the annual operating or capital budget for the Company or any deviation of more than $50,000 from the amount shown in an approved budget for any item of expense that is within the reasonable control of the Company; or

                    (xix) take any other action that is outside the ordinary course of the Company's business.

          3.1.8 Liability of Members and Managers.

               (a) A Member or Manager of the Company is not liable to the Company or to any Member, Manager or Economic Interest Owner for any action taken, or any failure to take any action, as a Member or Manager, except for liability with respect to (a) intentional misconduct or a knowing violation of law, (b) an unlawful distribution or (c) any transaction for which such Member or Manager received a personal benefit in violation or breach of any provision of this Agreement. If the Delaware Act is hereafter amended to authorize the further elimination or limitation of the liability of members or managers, then the liability of a Member or Manager of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Act. In the event that any of the provisions of this Section 3.1.8 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

               (b) Each Member understands and acknowledges that each other Member and their respective affiliates are or may become interested, directly or indirectly, in various businesses, undertakings, agreements or arrangements which are not included in the business of the Company. Except as may be expressly set forth in this Agreement, the Members agree that neither this Agreement nor the fact that a Member is a Member of this Company shall limit or prohibit such Member's other interests and activities or to receive and enjoy profits and compensation therefrom, and each Member hereby waives any rights it may have otherwise to have to share or otherwise participate in such other interests or activities of the other Members or their respective affiliates.

          3.1.9 Compensation. The Managers will receive no compensation for their services as Managers under this Agreement. The Members acknowledge that RCG will receive a management fee under the Management Agreement and that IDM will receive medical director fees under the Medical Director Agreement..

          3.1.10 Resignation. A Manager may resign at any time by giving written notice to the Members. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective. The resignation of a Manager does not affect the Manager's rights as a Member and does not constitute a withdrawal of a Member.

          3.1.11 Vacancies.

               (a) Any vacancy of the Managers occurring for any reason will be filled by the Initial Member who designated the Manager whose death, removal, permanent disability or resignation caused such vacancy; provided that if either Initial Member ceases to be a Member, a Majority in Interest shall fill such vacancy. The Manager designated to fill a vacancy shall hold office until such Manager's death, permanent disability, resignation or removal.

               (b) Any vacancy of the Tax Matters Person occurring for any reason shall be filled by the Managers. The Tax Matters Person elected to fill a vacancy shall hold office until such Tax Matter Person's death, permanent disability, resignation or removal.

     3.2 OFFICERS.

          3.2.1 Number and Duties. The officers of the Company will consist of a President, a Secretary and a Treasurer and may include one or more Vice Presidents. The Managers may appoint other officers and a duly appointed officer may appoint other officers in accordance with this Section 3.2. The officers will have the authority and shall perform the duties as set forth in this Agreement. The other officers that are appointed will have the authority and shall perform the duties as established by the Managers from time to time. The same person may hold any two or more offices.

          3.2.2 Appointment and Term. All officers shall be appointed by the Managers or by a duly appointed officer in accordance with this Section 3.2 and shall serve at the pleasure of the Managers or the appointing officers, as the case may be. All officers, however appointed, may be removed with or without cause by the Managers and any officer appointed by another officer may also be removed by the appointing officer with or without cause.

          3.2.3 Compensation. The Managers shall fix the compensation, if any, of all corporate officers, however appointed.

          3.2.4 President. The President will be the chief executive officer of the Company and will have general supervision of the business of the Company. The President shall see that all orders and resolutions of the Managers are carried into effect. Unless this Agreement or a resolution of the Managers provides otherwise, the President may execute and deliver on behalf of the Company any contract, conveyance, or similar document not requiring approval by the Managers or Members as provided in this Agreement or in the Delaware Act. The President will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

          3.2.5 Vice Presidents. In the case of absence or disability of the President, or at the direction of the President, the Vice President, if any, will have the authority and shall perform the duties of the President. If the Company has more than one Vice President, the one designated by the Managers to act in lieu of the President shall act in lieu of the President. A Vice President will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

          3.2.6 Secretary. The Secretary will have responsibility for preparing minutes of the acts and proceedings of all meetings of the Members, of the Managers, and of any committees of the Managers. The Secretary will have authority to give all notices required by the Delaware Act, other applicable law, or this Agreement. The Secretary will have responsibility for the custody of the Company books, records, contracts, and other documents. The Secretary will have authority to affix the Company seal to any lawfully executed document and shall sign any instruments that require his or her signature. The Secretary shall authenticate records of the Company. The Secretary will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time. In the case of absence or disability of the Secretary, or at the direction of the President, any assistant secretary will have the authority and may perform the duties of the Secretary.

          3.2.7 Treasurer. The Treasurer will have responsibility for the custody of all funds and securities belonging to the Company and for the receipt, deposit, or disbursement of funds and securities under the direction of the Managers. The Treasurer shall cause to be maintained true accounts of all receipts and disbursements and shall make reports of these to the Managers, upon its request, and to the President, upon his or her request. The Treasurer will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

     3.3 APPOINTMENT OF MANAGERS AS ATTORNEYS-IN-FACT.

          3.3.1 Managers As Attorneys-in-Fact. Each Member irrevocably constitutes and appoints each Manager as such Member's true and lawful attorney and agent, with full power and authority in such Member's name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners' errors.

               3.3.2 Survival of Appointment. The appointment by all Members of the Managers as attorneys-in-fact is deemed to be a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the Managers to act as contemplated by this Agreement in any filing and other action by the Managers on behalf of the Company, and such power shall survive the death or incapacity of any Person hereby giving such power and the Transfer by a Member of all or part of such Member's Units. The foregoing power of attorney of a transferor Member will survive such Transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

     3.4 INDEMNIFICATION OF MEMBERS, MANAGERS AND OFFICERS .

          3.4.1 Definitions. As used in this Section 3.4, the term:

               (a) "Company" includes any domestic or foreign predecessor entity of the Company in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

               (b) "Member" or "Manager" or "Officer" means a Person who is or was a Member, Manager or Officer, respectively, of the Company or who, while a Member, Manager or Officer of the Company, is or was serving at the Company's request as a member, manager, director, officer, partner, trustee, employee, or agent of another domestic or foreign limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A Member, Manager or Officer is considered to be serving an employee benefit plan at the Company's request if his or her duties to the Company also impose duties on, or otherwise involve services by, the Member, Manager or Officer to the plan or to participants in or beneficiaries of the plan. "Member," "Manager" or "Officer" includes, unless the context otherwise requires, the estate or personal representative of the Member, Manager or Officer.

               (c) "Disinterested Member" or "Disinterested Manager" means a Member or Manager, respectively who at the time of an evaluation referred to in
Section 3.4.3(d) is not:

                    (i) a Party to the Proceeding; or

                    (ii) an individual having a familial, financial, professional, or employment relationship with the Person whose advance for Expenses is the subject of the decision being made with respect to the Proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the Member's or Manager's judgment when voting on the decision being made.

               (d) "Expenses" includes all reasonable counsel fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, including any appeals.

               (e) "Liability" includes claims, demands and/or the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable Expenses actually incurred with respect to a Proceeding.

               (f) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a Proceeding.

               (g) "Proceeding" means any threatened, pending, or completed action, suit, or Proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

               (h) "Reviewing Party" shall mean the Persons making the determination as to reasonableness of Expenses pursuant to Section 3.4.3(d), and shall not include a court making any determination under Section 3.4.5 or otherwise.

               (i) "Supporting Documentation" for Expenses means documents or other evidence of specific Expenses to be reimbursed or advanced, including any relevant invoice, bill, agreement or other documentation.

          3.4.2 Obligation to Indemnify; Limits.

               (a) General. The Company must indemnify and hold harmless its Members, Managers and Officers, or any individual who is a Party to a Proceeding because he or she is or was a Member, Manager or Officer, from and against any and all Liability whatsoever arising in connection with the Company, except that the Company may not indemnify a Member, Manager or Officer for any Liability incurred in a Proceeding in which such Person is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company (i) for acts or omissions that involve intentional misconduct or a knowing violation of law,
(ii) for unlawful distributions or (iii) for any transaction for which such Member, Manager or Officer received a personal benefit in violation or breach of any provision of this Agreement, or as otherwise prohibited by or as may be disallowed under the Delaware Act.

               (b) Specific. Without limiting the foregoing, the Company must indemnify, hold harmless, and pay all Expenses or Liabilities of any Member, Manager or Officer who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

          3.4.3 Advance for Expenses.

               (a) Prerequisites. The Company may in the sole discretion of the Managers, before final disposition of a Proceeding, advance funds to pay for or reimburse the reasonable Expenses incurred by a Person who is a Party to a Proceeding because he or she is a Member, Manager or Officer if such Person delivers to the Company a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior that would result in Liability for (i) intentional misconduct or a knowing violation of law, (ii) unlawful distributions or (iii) any transaction for which such Member, Manager or Officer received a personal benefit in violation or breach of any provision of this Agreement; and such Member, Manager or Officer furnishes the Company a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this Section 3.4 or the Delaware Act.

               (b) Undertaking. The undertaking required by this Section 3.4.3 must be an unlimited general obligation of the proposed indemnitee and may be secured or unsecured.

          3.4.4 Partial Indemnification. If any Person is entitled under any provision of this Section 3.4 to indemnification by the Company for some portion of Liability incurred by him or her, but not the total amount thereof, the Company shall indemnify such Person for the portion of such Liability to which he or she is entitled.

          3.4.5 Witness Fees. Nothing in this Section 3.4 shall limit the Company's power to pay or reimburse Expenses incurred by a Person in connection with his or her appearance as a witness in a Proceeding at a time when he or she is not a Party to such Proceeding.

          3.4.6 Security for Indemnification Obligations. The Company may at any time and in any manner, at the discretion of the Managers, secure the Company's obligations to indemnify or advance Expenses to a Person pursuant to this
Section 3.4.

          3.4.7 No Duplication of Payments. The Company shall not be liable under this Section 3.4 to make any payment to a Person hereunder to the extent such Person has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder. The Company's obligation to indemnify or advance Expenses hereunder to a Person who is or was serving at the request of the Company as a member, manager, director, officer, partner, trustee, employee or agent of any other entity shall be reduced by any amount such Person has actually received as indemnification or advancement of Expenses from such other entity.

          3.4.8 Subrogation. In the event of payment under this Section 3.4, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

          3.4.9 Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under this Section 3.4 and such other Persons as the Managers determine against any Liability which may be asserted against or Expense which may be incurred by such Person in connection with the Company's activities, whether or not the Company would have the power to indemnify such Person against such Liability or Expense under the provisions of this Agreement. The Managers and the Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of Expenses and the funding of obligations under this
Section 3.4 and containing such other procedures regarding indemnification as are appropriate.

          3.4.10 Contract Rights. The right to indemnification and advancement of Expenses conferred hereunder to Members, Managers and Officers is a contract right and cannot be affected adversely to any Member, Manager or Officer by any amendment of this Agreement with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his or her capacity as such) the right to consent or object to any subsequent amendment of this Agreement.

          3.4.11 Non-exclusivity, Etc. The rights of a Member, Manager or Officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of Expenses or otherwise that he or she may have under contract or the Delaware Act or otherwise.

          3.4.12 Amendments. It is the intent of the Company to indemnify and advance Expenses to its Members, Managers and Officers to the full extent permitted by the Delaware Act, as amended from time to time, with respect to its Members and Managers. To the extent that the Delaware Act is hereafter amended to permit a Delaware limited liability company to provide to its Members and Managers greater rights to indemnification or advancement of Expenses than those specifically set forth hereinabove, this Section 3.4 shall be deemed amended to require such greater indemnification or more liberal advancement of Expenses to the Company's Members, Managers and Officers, in each case consistent with the Delaware Act as so amended from time to time. To the extent that the provisions of this Section 3.4 are held to be inconsistent with the provisions of the Delaware Act, such provisions of the Delaware Act shall govern. No amendment, modification or rescission of this Section 3.4, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of Expenses as set forth herein will be effective as to any Member, Manager or Officer with respect to any action taken or omitted by such Person prior to such amendment, modification or rescission.

          3.4.13 Severability. In the event that any of the provisions of this
Section 3.4 (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this
Section 3.4 will remain enforceable to the fullest extent permitted by law.

          3.4.14 Indemnification of Employees and Agents. The Company may indemnify and advance Expenses under this Section 3.4 to an employee or agent of the Company who is not a Member, Manager or Officer to the same extent and subject to the same conditions that a Delaware limited liability company could indemnify and advance Expenses to a Member or Manager, or to any lesser extent (or greater extent if permitted by law) determined by the Managers, in each case consistent with public policy.

4.   ALLOCATIONS AND DISTRIBUTIONS

     4.1 ALLOCATIONS OF PROFIT AND LOSS.

          4.1.1 Profits and Losses. Except as otherwise provided in this Section 4.1, any Profits or Losses recognized by the Company in any fiscal year or other period must be allocated among Members in proportion to their relative ownership of Units.

          4.1.2 Special Allocation Rules.

               (a) Allocable Cash Basis Items. Any "allocable cash basis item" of the Company (as defined in Section 706(d) of the Code) for any fiscal year that is required to be allocated to the Members in the manner provided in
Section 706(d) of the Code must be allocated to the Members in the manner so required.

               (b) Section 704(c) Allocation. In accordance with Code Section 704(c) and the Regulations thereunder and with Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) of the Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or property revalued on the Company's books and in the Capital Accounts shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

               (c) Limitation on Loss Allocation. Notwithstanding the provisions of Section 4.1 hereof, if the amount of Loss that would otherwise be allocated to a Member in any fiscal year under Section 4.1.2 hereof would cause or increase a Member's Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Loss equal to such excess shall be allocated to the other Members to the extent such allocation can be made without violating the provisions of this Section 4.1 with respect to such other Members.

               (d) Qualified Income Offset. Notwithstanding any provision hereof to the contrary, if a Member unexpectedly receives in any fiscal year any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Member has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such fiscal year (and, if necessary, for subsequent fiscal years) shall be allocated to the Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

               (e) Gross Income Allocation. Notwithstanding any provision hereof to the contrary, if a Member has an Adjusted Capital Account Deficit as of the last day of any fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such fiscal year shall be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

               (f) Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary, any item of Company income or gain for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations Sections 1.704-2(f) or 1.704-2(i)(4) shall be allocated to the Members for such fiscal year in the manner so required by such Regulations, including Regulations Section 1.704-2(j)(2).

               (g) Member Nonrecourse Deductions. Notwithstanding any provision hereof to the contrary, any item of Company loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations Section 1.704-2(i)(l) shall be allocated to the Members for such fiscal year in the manner so required by such Regulation.

               (h) Curative Allocations. The allocations set forth in subsections (c), through (g) of this Section 4.1.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article 4 other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Profits, Losses and items of Company income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

               (i) Special Allocation of Tax Benefit. It is hereby recognized, acknowledged and agreed that each Member's interest in the Profits and Losses and gain and loss on sale of the Company is attributable solely to such Member's contributions to the capital of the Company. In the event, however, that any Member is determined to have received all or any part of such Member's interest in the Profits and Losses and gain and loss on sale of the Company (as distinguished from such Member's interest in the capital of the Company) as compensation for services, and, as a result of such determination, is required to recognize compensation income for federal and/or state income tax purposes with respect to such interest in the Company, any corresponding federal and/or state income tax benefit inuring to the Company as a result of such determination, whether in the form of a deduction for compensation paid, a deduction for depreciation or amortization of any asset of the Company, a reduction in the gain required to be recognized by the Company upon a sale of any of its assets, or otherwise, shall be allocated for income tax purposes solely to the Members required to recognize such compensation income in an amount to each such Member equal to the amount which bears the same ratio to any such income tax benefit as the amount of such compensation income required to be recognized by such Member bears to the total amount of such compensation income required to be recognized by all of such Members.

               (j) Allocation of Insurance Premiums and Proceeds. Notwithstanding any other provision to the contrary in this Agreement, no portion of the premiums paid or proceeds received with respect to any life and/or disability insurance maintained by the Company pursuant to Section 5.3.7 to fund its obligations hereunder in the case of a Member's death or disability shall be allocated to such Member.

               (k) Transfer of Units. If one or more Unit(s) are transferred during any fiscal year of the Company, the Company income or loss attributable to such Unit(s) for such fiscal year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the Company does not receive on or before January 31 of the year following the year in which the transfer occurs written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then all such Company income or loss shall be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Company, the owner of record of the Company interest(s) transferred during that year.

          4.1.3 General Rules.

               (a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction for federal and state income tax purposes, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

               (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

          4.1.4 Power of Managers to Vary Allocations of Profits and Losses. It is the intent of the Members that each Member's allocable share of Profits and Losses shall be determined and allocated in accordance with the provisions of this Section 4.1 to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Company is advised that the allocations provided in this Section 4.1 will not be respected for Federal income tax purposes, the allocation provisions of this Agreement shall be amended, on advice of accountants or legal counsel, in the manner and to the extent in the best interest and consistent with the economic sharing of the Members, but in no event shall such reallocation be greater than the minimum reallocation necessary so that the allocation in this Section 4.1 will be respected for Federal income tax purposes.

     4.2 DISTRIBUTIONS.

          4.2.1 Remaining Net Cash Flow. Subject to applicable law and the discretion of the Managers, and except as provided in Section 1.4.2 relating to the liquidation of the Company, any remaining Net Cash Flow (as reduced by Reserves) of the Company generated during any year may be distributed annually, or at such other times as determined by the Managers, to the Members in proportion to their Units.

          4.2.2 Distribution Among Members. If any Units are sold, assigned or transferred during any accounting period, all distributions on or before the date of such Transfer will be made to the transferor, and all distributions after such date will be made to the transferee.

          4.2.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to Members will be treated as amounts distributed to Members pursuant to this Section 4.2 for all purposes of this Agreement.

          4.2.4 Proceeds Available Upon Dissolution. Upon the dissolution and winding up of the Company, subject to (a) the requirements of Section 1.4.2, (b) the payment of all liabilities of the Company, including any debts owed to a Member, and (c) the establishment of such Reserves as the Managers reasonably deem necessary for any contingent or unforeseen liabilities or obligations, the proceeds from such liquidation will be distributed, as expeditiously as possible, to Members in proportion to the positive balances in their Capital Accounts to the extent of such Capital Accounts, then pro rata according to their ownership of Units.

          4.2.5 In Kind Distributions. If any assets of the Company are distributed in kind, such assets will be distributed to Members entitled to such distribution as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions.

          4.2.6 Limitation Upon Distributions. No distribution shall be made to Members if prohibited by the Delaware Act.

5.   ENTRANCE AND EXIT

     5.1 TRANSFER OF INTERESTS.

          5.1.1 Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member may Transfer all or any portion of such Member's Units.

          5.1.2 Permitted Transfers.

               (a) Subject to Section 5.1.5, Members may Transfer all or part of their Units only as provided in paragraphs (b) through (d) of this Section 5.1.2, as provided in Section 5.3 or 5.4, or with the advance written consent of a Majority in Interest.

               (b) A Member may Transfer all or part of its Units to a Member of the Company at any time upon notice to the Company.

               (c) A Member may Transfer all of a part of its Units to an affiliate of such Member at any time upon notice to the Company.

               (d) If a Member receives a bona fide and binding written offer from a third party for such third party to acquire any part of its Units owned by such Member, the transferring Member must first offer the Units proposed to be transferred to the other Members in accordance with the following provisions:

                    (i) The transferring Member shall give notice of its intent to Transfer ("Notice of Transfer") contemporaneously to the Company and the non-transferring Members. The Notice of Transfer must describe the offer and the terms and conditions upon which the transferring Member proposes to Transfer the Units (and contain a copy of the offer). The non-transferring Members may elect to acquire their respective proportionate share of the Units in the Notice of Transfer for the consideration specfied in the Notice of Transfer by giving notice to the Company and the transferring the Member within 30 days after receipt of the Notice of Transfer. The non-transferring Members' purchases will be in the same proportion as their respective ownership of Units unless a Member agrees with another Member to purchase some or all of that Member's portion.

                    (ii) After such 30-day period, the transferring Member shall provide written notice (the "Remainder Notice") to each non-transferring Member that elects to purchase its portion of the Units, which Remainder Notice shall specify the number of Units that the other non-transferring Members did not elect to purchase in accordance with subparagraph (i) above. The non-transferring Members that elected to purchase their full portion of the Units shall then have five days after receipt of the Remainder Notice to elect to purchase such non-purchased Units for the consideration specified in the Notice of Transfer by giving notice to the Company and the transferring Member. If the non-transferring Members do not elect to purchase all of the Units proposed to be transferred within the later to occur of (i) 45 days after receipt of the Notice of Transfer or (ii) five days after receipt by the purchasing non-transferring Members of the Remainder Notice, then the transferring Member is free to Transfer all of the Units proposed to be transferred to the third party acquirer on the terms and conditions originally proposed. If the transferring Member proposes to Transfer Units on other terms, or if more than 90 days have elapsed since the date of such Member's first Notice of Transfer, then such member will be required to reoffer such Member's Units to the non-transferring Members in accordance with this Section 5.1.2.

                    (iii) Any closing of the purchases contemplated by this Section shall take place 75 days after the date of the Notice of Transfer at a time and place selected by the purchasing Members.

          5.1.3 Prohibited Transfers.

               (a) Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, if the Company is required by law to recognize a Transfer that is not a Permitted Transfer, the interest transferred is strictly limited to the transferor's Economic Interest with respect to the transferred Units, and any allocations and distributions of such Economic Interest Owner and any purchase price payable under Section 5.3.3 may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

               (b) In the event of a Transfer or an attempted Transfer of Units that is not a Permitted Transfer, the Company has the rights described in
Section 5.3.3.

               (c) In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer must indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce this Agreement, including without limitation this Section 5.1.3.

          5.1.4 Rights of Unadmitted Assignees. A Person who acquires one or more Units but who is not admitted as a substituted Member pursuant to Section
5.1.5 is entitled to become only an Economic Interest Owner, with a right to allocations and distributions with respect to such interests in accordance with this Agreement. Such an Economic Interest Owner has no right to any information or accounting of the affairs of the Company, is not entitled to inspect the books or records of the Company, and does not have any of the voting rights, rights to participate in the management of the Company or other rights of a Member under the Act or this Agreement.

          5.1.5 Admission of Interest Holders as Members. Subject to the other provisions of this Section 5.1, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

               (a) The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

               (b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Managers deem necessary or appropriate to confirm such transferee as a Member and such transferee's agreement to be bound by the terms and conditions of this Agreement;

               (c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Units;

               (d) If the transferee is not a human being, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement; and

               (e) The consent of Members holding Units representing at least 75% of the outstanding Membership Interests is given to the admission of the transferee as a new Member; provided, that all Members hereby consent to the admission of any affiliate of a Member who acquires Units in accordance with
Section 5.1.2(c) hereof.

     5.2 ADDITIONAL MEMBERS.

          After the date of this Agreement, any Person may become a Member only as a Permitted Transferee of Units or any portion thereof, subject to the terms and conditions of this Agreement, or by admission with the consent of Members holding Units representing at least 75% of the outstanding Membership Interests. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d).

     5.3 WITHDRAWAL/REDEMPTION RIGHTS.

          5.3.1 Withdrawal. Except as otherwise provided in this Agreement, a Member may not withdraw from the Company, unless the withdrawal is consented to by the non-withdrawing Members. Any other voluntary withdrawal constitutes a breach of this Agreement for which the Company and other Members have the remedies provided under applicable law (including damages for breach of this Agreement and forfeiture of the withdrawing Member's interest in the Company's goodwill), but will nonetheless be effective after three months' written notice delivered to the other Members. Any prohibited Transfer of Units, including Transfers required by law to be recognized in contravention of this Agreement, shall be treated as a deemed withdrawal of the transferring Member in violation of this Agreement; and, in addition to all other remedies available to the Company and the other Members, the Company has the continuing option to redeem the Units in accordance with Section 5.3.3(c). Such a transferor shall cease to be a Member of the Company upon any prohibited Transfer of Units.

          5.3.2 Purchase Upon Death. In the event of the death of a Member who is an individual (other than in the event all Members who are individuals die within a 90-day period), the Company shall have the right, but not the obligation, to purchase the Units that were held by the deceased Member and the Personal Representative of the deceased Member must sell such Member's Units to the Company if the Company exercises its right to purchase by giving written notice to the Personal Representative within 90 days after the Company's receipt of a written notice from the Personal Representative stating that such Member has died. The proceeds of the life insurance policies, if any, purchased by the Company pursuant to Section 5.3.7 below shall be applied to the purchase price of the deceased Member's Units if the Company exercises its right to purchase. The purchase price for the deceased Member's Units shall be their Fair Market Value and the purchase shall close within 30 days after the Personal Representative's receipt of the Company's notice stating that the Company has elected to purchase the deceased Member's Units. If the Company does not elect to exercise its right to purchase within 90 days, the deceased Member's Units automatically will become Economic Interests in lieu of Units without any further action on the part of the Company, the Managers or the other Members.

          5.3.3 Nonpermitted Transfer. In the event of a Transfer of Units that is not a Permitted Transfer, the Company has the option, but not the obligation, to purchase the Units that are the subject of the nonpermitted Transfer, which option may be exercised by giving written notice to the transferee within 90 days after the date of the non-Permitted Transfer. The purchase price for such Units shall be their Fair Market Value and the purchase shall close within 30 days after the transferee's receipt of the Company's notice stating that the Company has elected to purchase such the Units transferred in the non-Permitted Transfer.

          5.3.4 Payment of Purchase Price. In the event of the death of a Member who is an individual, the purchase price for the deceased Member's Units will be paid in one lump sum from the Company upon (a) the tenth day after the proceeds of the insurance policy insuring the life of the deceased Member have been received by the Company if the Company purchased a life insurance policy for such Member, or (b) within 90 days after the date of the Member's death if the Company did not purchase a life insurance policy for the Member. In the event of a purchase following a nonpermitted Transfer or attempted Transfer, the purchase price will be paid in equal quarterly installments (including principal and interest) over a five-year period (unless a shorter period is agreed to by all the Managers). In no event, however, will the sum of the quarterly payments be in excess of 25% of the Company's Net Cash Flow for such quarter after considering mandatory distributions and any other redemption payments the Company is obligated to make, or any Reserve created therefore (the "25% Limitation"). In the event the 25% Limitation is triggered, the applicable payment period shall be extended by the shortest period possible without violating the 25% Limitation.

          5.3.5 Interest. In all cases where the purchase price is not paid in one lump sum, interest will accrue on the unpaid balance of the purchase price for the period outstanding at the Applicable Federal Rate in effect on the date of the event giving rise to the purchase of the Units.

          5.3.6 Life Insurance. The Company may purchase a life insurance policy on the life of some or all of the Members. The amount of the proceeds of each policy shall be sufficient to cover the obligation of the Company to acquire a deceased Member's Units. The Company will pay the premiums on the policies that it owns.

     5.4 IDM PUT RIGHT. At any time, and from time to time, after the fifth anniversary of the effective date of this Agreement, IDM shall have the option to sell all or any whole number of its Units to RCG for the Fair Market Value of such Units (the "Put Option"). IDM may exercise the Put Option by giving RCG notice of such exercise. RCG shall purchase the portion of IDM's Units specified in IDM's notice of exercise of the Put Option within (30) days after the Fair Market Value of such Units is finally determined. The Closing of the purchase and sale shall take place at a time and place selected by RCG.

6.   RIGHT OF FIRST OFFER

     6.1 GENERAL. Subject to the terms and conditions specified in this Article 6, the Company hereby grants to the Initial Members and their respective affiliates a right of first offer with respect to future sales by the Company of its Units. An Initial Member who chooses to exercise the right of first offer may designate as purchasers under such right itself or its affiliates in such proportions as it deems appropriate.

     6.2 MECHANICS. Each time the Company proposes to offer any Units, the Company shall first make an offering of such Units to each Initial Member in accordance with the following provisions.

          6.2.1 The Company shall deliver a notice by certified mail ("First Offer Notice") to the Initial Members stating (i) its bona fide intention to offer such Units, (ii) the number of United to be offered, and (iii) the price and terms upon which it proposes to offer such Units.

          6.2.2 Within 20 days after delivery of the First Offer Notice, each Initial Member may elect to purchase, at the price and on the terms specified in the First Offer Notice, up to that portion of such Units which equals a fraction, the numerator of which shall be the number of Units then held by the Initial Member and the denominator of which shall be the total number of Units of the Company then outstanding.

          6.2.3 The Company may, during the 60-day period following the expiration of the 20-day period in Section 6.2.2 hereof, offer the remaining unsubscribed portion of the Units to any Person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the First Offer Notice. If the Company does not enter into an agreement for the sale of such Units within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Units shall not be offered unless first reoffered to the Initial Members in accordance with this Article 6.

          6.3 INAPPLICABLE ISSUANCES. The right of first offer shall not apply to the issuance of Units in connection with (i) a bona fide business acquisition by the Company of another business entity or (ii) any Unit split, Unit dividend or recapitalization by the Company.

7.   DEFINITIONS AND MISCELLANEOUS

     7.1 DEFINITIONS.

     As used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNTANTS" means any firm of independent certified public accountants engaged for the Company.

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

               (a) Such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is treated or deemed to be obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1)(ii) and 1.704-2(i)(5);

               (b) Such Capital Account shall be reduced to reflect any items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6);

               (c) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(c) hereof, then such Capital Account shall be adjusted to reflect the allocation to such Member of all amounts required to be allocated to such Member for such fiscal year under Article 4 hereof (other than Section 4.1.1);

               (d) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(e) hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal Year if neither Section 4.1.2(e) nor Section 4.1.2(d) were a part of this Agreement; and

               (e) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(d) hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal year if Section 4.1.2(d) were not a part of this Agreement.

          "AGREEMENT" means this Limited Liability Company Agreement, as it may be amended.

          "APPLICABLE FEDERAL RATE" means, depending upon the initial payment period as described in the applicable section, the annual federal short term rate of interest or the annual federal mid term rate of interest, as appropriate, described in Section 1274(d) of the Code.

          "CAPITAL ACCOUNT" means with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

               (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Members' distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member;

               (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

               (c) Subject to the provisions of this Agreement, in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

               (d) In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, the Person determining the capital account shall take Code Section

752(c) and any other applicable provisions of the Code and Regulations into account in making such determination.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. The Managers are empowered to make modifications to the manner in which Capital Accounts are computed if it is determined that such adjustments are necessary in order to comply with such Regulations, provided that such adjustments are not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Section 1.4.

          "CAPITAL CONTRIBUTIONS" means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Units held by such Member.

          "CERTIFICATE" means the Certificate of Formation of the Company, duly filed with the Secretary of State of the State of Delaware.

          "CODE" means the United States Internal Revenue Code of 1986, as amended.

          "COMPANY" means Maumee Dialysis Services, LLC, a limited liability company organized under the laws of the State of Delaware.

          "CONFIDENTIAL INFORMATION" means, in addition to information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, any and all information regarding the Company, its activities, its business or its clients that is not generally known to persons not employed by the Company and that is not generally disclosed by the Company to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, prices paid by customers, customer billing information, financial plans and data concerning the Company, and management planning information. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or information obtained from a source other than the Company that was not bound by a duty of confidentiality to the Company with respect to such information.

          "DELAWARE ACT" or "ACT" means the Delaware Limited Liability Company Act, as amended.

          "DEPRECIATION" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross

Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

          "ECONOMIC INTEREST" means a Member's or Economic Interest Owner's share of the Company's Profits, Losses and distributions pursuant to this Agreement and the Delaware Act, but shall not include any right to information, to an accounting of the affairs of the Company, to inspect the books or records of the Company, to receive notice of any meetings of Members, or to vote on, consent to or otherwise participate in any decision of the Members.

          "ECONOMIC INTEREST OWNER" means the owner of an Economic Interest who is not a Member.

          "FAIR MARKET VALUE" means the equity value of any Units required to be valued at "Fair Market Value" under this Agreement. Within ten (10) days after the occurrence of an event giving rise to the determination of Fair Market Value, the selling or withdrawing Member (the "Seller") and the purchaser, whether the Company or one or more other Members(collectively the "Purchaser"), will negotiate in good faith regarding the Fair Market Value of the Seller's Units to be sold, which negotiations will continue at reasonable intervals over at least thirty (30) days. If the Seller and the Purchaser agree on the fair market value, then such agreed fair market value shall be Fair Market Value for purposes of such transaction. If the Seller and the Purchaser are unable to agree on such fair market value, then the Seller and the Purchaser shall mutually select an independent valuation expert reasonably experienced in valuing interests in businesses similar to that of the Company, and such expert shall determine the fair market value of the Units to be sold. If the parties are unable to agree on the selection of such an expert, then the Seller and the Purchaser shall each choose one such expert, and the two experts so chosen will select a third expert, and the Fair Market Value will be (i) the fair market value determined by agreement of such experts, or (ii) if they do not agree, the average of the fair market values determined by each of such experts. If the Fair Market Value is determined by one expert as contemplated above, then the Seller shall pay one-half of the expenses of such determination, and the Purchaser shall pay one-half of such expenses. If the Fair Market Value is determined by three experts as contemplated above, then the Seller will pay the expenses of the expert selected by it and one-half of the expenses of the third expert, and the Purchaser will pay the expenses of the expert selected by it and one-half of the expenses of the third expert."GROSS ASSET Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributing Member and the Company;

               (b) The Gross Asset Values of each item of Property shall be adjusted to equal its gross fair market value, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member either in exchange for more than a de minimis Capital Contribution or through the exercise of an option to acquire such interest; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that if Gross Asset Values are adjusted as provided herein the Member's Capital Accounts shall be restated in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

               (c) The Gross Asset Value of any Property distributed to any Member shall be its fair market value on the date of distribution; and

               (d) The Gross Asset Values of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) of this definition to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d) of this definition.

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "GROSS REVENUES" means, with respect to the Company, for any period, all revenues (net of contractual allowances, uncollectible amounts, charity care and similar items) recognized during such period by or on behalf of the Company as determined in accordance with GAAP, consistently applied.

          "MAJORITY IN INTEREST" means Members owning more than fifty percent (50%) of the then outstanding Units.

          "MANAGERS" means the Persons described in Section 3.1.2 of this Agreement.

          "MEMBERS" means collectively, each of the parties who signs a counterpart of this Agreement as a Member, and each of the parties who may hereafter become Members. "Member" means any of the Members.

          "NET CASH FLOW" means, for any period, Gross Revenues for such period minus Operating Expenses for such period.

          "OPERATING EXPENSES" means, with respect to the Company for any period, all costs and expenses paid or incurred during such period by the Company, together with amounts used to replenish and fund the Reserves, all as determined in accordance with GAAP, consistently applied.

          "PERMITTED TRANSFER" means a Transfer of Units as described in Section 5.1.2.

          "PERSON" means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

          "PERSONAL REPRESENTATIVE" means the Person acting in a representative capacity as the executor or administrator of a Member's estate or the duly appointed guardian of the property of a Member.

          "PROFITS" AND "LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

               (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of that definition, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

               (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

               (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein; and

               (f) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.1.2 hereof shall not be taken into account in computing Profits or Losses.

          "PROPERTY" means all assets owned by the Company and forming a part of or in any way related to or used in connection with the ownership, operation and management of the business of the Company, including, without limitation, all real and personal property.

          "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

          "RESERVES" means, with respect to any period, the amount of funds set aside, or amounts allocated during such period, for (a) funding reserves for contingent liabilities, working capital, repairs, replacements, renewals, (b) paying taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company, and (c) any other purposes deemed by the Managers necessary or appropriate to meet the current or anticipated future needs of the Company.

          "TAX MATTERS PERSON" means the person designated by the Managers to act on behalf of the Company as the "tax matters partner" within the meaning of that term in Code Section 6231(a)(7) in administrative and judicial proceedings relating to the determination of Company items of income, deduction, and credit for federal income tax purposes. The initial Tax Matters Person shall be RCG-

          "TRADE SECRETS" means, in addition to any information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:
(a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information also shall include, but not be limited to, technical information regarding Company products and product development, product formulas, current and future development and expansion or contraction plans of the Company, information concerning the legal affairs of the Company and certain information concerning the financial affairs of the Company. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

          "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

          "UNIT(S)" means a Member's Unit of ownership in the Company, including such Member's right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Delaware Act. Each Member's initial ownership of Units is set forth on Exhibit A to this Agreement. To the extent the Members' ownership of Units changes and Members are added or withdraw, such changes will be reflected in the Company's books and records without the requirement of amending this Agreement.

     7.2 MISCELLANEOUS.

          7.2.1 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and are deemed given or made (a) two (2) days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via facsimile, graphic scanning or other telegraphic communication, (c) when hand delivered, or (d) one (1) day after being sent by overnight delivery service, in each case to the intended recipient as indicated on Exhibit A to this Agreement or to any other address of which prior written notice has been given.

          7.2.2 Severability; Reformation. In the event of the invalidity of any provision of this Agreement, such provision shall be deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement. This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all Federal (including Medicare and Medicaid) and state statutes, rules and regulations. If a Triggering Event (as defined below) occurs, the Managers may by written notice to the Members propose an amendment to this Agreement as necessary to comply with the item giving rise to the Triggering Event. To the fullest extent possible, any such amendment shall preserve the responsibilities and duties and the underlying economic and financial arrangements among the Members and the Company with the least amount of changes to such parties' expectations hereunder; provided, however, that if no such amendment to this Agreement can be made without substantially frustrating the parties' underlying economic and financial arrangements, then RCG (if it is still a Member) will have the obligation to purchase the other Members' Units for their Fair Market Value. If the Members fail to agree to the form of an amendment within 30 days after the date of such notice, then the Managers shall submit the matter to mediation and arbitration as provided in Section 7.2.12. Any arbitration award from such a proceeding shall comply with the fourth sentence of this Section 7.2.2, including without limitation the requirement that RCG purchase the other Members' Units if an amendment to this Agreement can not be structured without substantially frustrating the parties underlying economic and financial arrangements.

For purposes of this Section 7.2.2, "Triggering Event" means the effectiveness of any law, statute, rule, regulation, advisory opinion or other authoritative statement or other rendering from an evidentiary proceeding of any order, decision or judgment (including without limitation those relating to any final regulations promulgated under state or federal anti-kickback or self-referral statutes) which in the good faith and reasonable judgment of any party materially and adversely affects (i) any party's or the Company's licensure or certification; (ii) the participation by any party or the Company in any federal or state health benefit program; (iii) the ability of any party or the Company to obtain reimbursement or payment under any federal or state health benefit program; (iv) the ability of physicians who are Members or affiliates of Members to refer patients to centers or facilities operated by the Company or affiliates of the Company; (v) the ability of any party or the Company to obtain any material benefit under this Agreement or to perform a material obligation under this Agreement; or (vi) the legality of any provision of this Agreement or the relationships contemplated or evidenced by this Agreement.

          7.2.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

          7.2.4 Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

          7.2.5 Benefits and Burdens. The restrictions on assignment contained herein and the terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of Members.

          7.2.6 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

          7.2.7 Entire Agreement. This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

          7.2.8 Agreement in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall be one and the same agreement.

          7.2.9 Amendment to Certificate. The Certificate may be amended only with the consent of all of the Initial Members who are Members at the time of such proposed amendment.

          7.2.10 Amendment to Agreement. Any amendment to this Agreement must be in writing and signed by the Members who are entitled to amend this Agreement in accordance with Section 3.1.7 hereof.

          7.2.11 Further Assurances. Each Member agrees to execute and deliver all such further instruments and do all such further acts as the Managers deem advisable to effectuate this Agreement.

          7.2.12 Disputes.

               (a) The parties agree that, unless otherwise expressly provided herein, any dispute arising in connection with, or relating to, this Agreement shall be subject to resolution through informal methods. If the parties are unable to resolve such dispute after 30 days of efforts, then such dispute shall be submitted to mediation with a single mediator selected by the parties or, failing the parties' agreement on a mediator, by JAMS/Endispute. The mediation shall be conducted in accordance with the rules of JAMS/Endispute. If the parties are unable to resolve the dispute through mediation, they shall retain all rights and remedies at applicable law, subject to paragraph (b) below.

               (b) Following the procedures outlined in paragraph (a) above, the parties agree that any dispute arising in connection with, or relating to, this Agreement, to the maximum extent allowed by applicable law, shall be subject to arbitration in accordance with the terms of the Commercial Arbitration Rules for Expedited Procedures of the American Arbitration Association. A single arbitrator shall be chosen mutually by the parties from among the Commercial Panel of the American Arbitration Association. Notwithstanding the foregoing, any party hereto may seek all available preliminary injunctive or other temporary relief pending the issuance of an arbitration award. The award of the arbitrator shall contain findings of fact and conclusions of law and shall be binding and conclusive upon the parties.

                        [Signatures Follow On Next Page]

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                                        COMPANY:

                                        MAUMEE DIALYSIS SERVICES, LLC


                                        By: /s/ R. Dirk Allison
                                            ------------------------------------
                                        Title: Vice President of Managing Member
                                               ---------------------------------

                                        MEMBERS:

                                        RCG INDIANA, L.L.C.


                                        By: /s/ R. Dirk Allison
                                            ------------------------------------
                                        Title: Vice President of Managing Member
                                               ---------------------------------

                                        INDIANA DIALYSIS MANAGEMENT, P.C.


                                        By: /s/ Stephen D. McMurray
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------

                                    EXHIBIT A

                                          VALUE OF INITIAL     MEMBERS' UNITS
                                               CAPITAL       ------------------
      MEMBERS' NAMES AND ADDRESSES          CONTRIBUTION     UNITS   PERCENTAGE
      ----------------------------        ----------------   -----   ----------
RCG Indiana, L.L.C.
10585 N. Meridian, Suite 160                 $820,151.10       70        70%
Indianapolis, Indiana 46290
Attention: Chief Operating Officer
Facsimile: (317) 574-4742

with a copy to:

Renal Care Group, Inc.
2100 West End Avenue, Suite 800
Nashville, Tennessee 37203
Attention: Chief Financial Officer and
   General Counsel
Facsimile: (615) 345-5503

Indiana Dialysis Management, P.C.
c/o Northeast Indiana Kidney Center          $351,492.90       30        30%
7900 W. Jefferson Blvd.
Ft. Wayne, Indiana 46804
Attention: Stephen D. McMurray, M.D.
Facsimile: (219)4323-6388



                                    EXHIBIT B

                              MANAGEMENT AGREEMENT

See Attached.

                                    EXHIBIT C

                                INITIAL MANAGERS

1.   RCG Indiana, L.L.C. designee -- David Holst

2.   Indiana Dialysis Management, P.C.


                                      -2-